Exhibit 99.1

Contact:

Joseph P. O’Connell
Senior Vice President, Chief Financial Officer
(800) 343-4039

Astro-Med Reports Strong Results for the First Quarter of Fiscal 2016;
 Board of Directors Declares Regular Cash Dividend

•	Record Orders of $26.1 Million, Up 11% from Q1 Fiscal 2015
•	Net Sales of $22.2 Million, Up 7% from Q1 Fiscal 2015
•	EPS of $0.16, Up 14% Per Diluted Share Versus $0.14 in Q1 Fiscal 2015

WEST WARWICK, R.I., May 19, 2015 -- Astro-Med, Inc. (NASDAQ: ALOT), a leading manufacturer of data visualization technology for the specialty printing and test and measurement markets, today reported financial results for the fiscal 2016 first quarter ended May 2, 2015.
“We posted a strong first quarter, with all product lines contributing to the year-over-year increase in our top line,” said Astro-Med President and Chief Executive Officer Gregory A. Woods. “As evidenced by the record orders of $26.1 million received in the first quarter, our strategic focus on refreshing our lineup of data visualization products is generating an enthusiastic response from customers.”
“In addition to new products, our strategy calls for the expansion of our business into new niche markets and new geographies, and we are making good headway there as well,” Woods said. “We are seeing a steady increase in demand for our products around the globe.”

 Net sales for the three months ended May 2, 2015 increased 7% to $22.2 million from $20.8 million for the same period of fiscal 2015, marked by growth in both the domestic and international channels.  International sales were tempered by the strong dollar, which lowered international sales by approximately $1 million.
Net income for the first quarter of fiscal 2016 was $1.2 million, or $0.16 per diluted share, compared with $1.1 million, or $0.14 per diluted share, for the same period of fiscal 2015.
Operating expenses for the first quarter of fiscal 2016 were $7.6 million, compared with $6.9 million for the year-earlier period, reflecting increases in R&D sponsored investments across all three product groups to support the Company’s expanding business opportunities.
Cash and cash equivalents at May 2, 2015 totaled $24.7 million, compared with $23.1 million at January 31, 2015.

Recent Highlights
•
In the first quarter Astro-Med announced that its Kiaro! D color inkjet label printer had attained International Maritime Dangerous Goods BS 5609 certification, a key global standard for labeling of chemical products and other hazardous goods for marine transport.

•
On May 18, 2015, the Directors of Astro-Med, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on June 30, 2015, to shareholders of record June 12, 2015.

FY 2016 Outlook
“Astro-Med expects to deliver another year of strong growth and profitability in fiscal 2016, while making the focused investments and improvements necessary to generate increasing returns for our shareholders,” Woods said.

Q1 Fiscal 2016 Conference Call
The first quarter fiscal 2016 financial results conference call will be held today, Tuesday, May 19, 2015 at 9:00 a.m. ET. The call can be accessed at Astro-Med, Inc.’s website, www.Astro-MedInc.com. You can participate in the conference call by dialing 888-516-2445 (U.S. and Canada) or 719-457-2668 (International) with passcode 272146.
Following the live broadcast, an audio webcast of the call will be available at www.Astro-MedInc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 2352151.
About Astro-Med, Inc.
Astro-Med, Inc. is a global leader in data visualization technology that delivers accuracy, efficiency, speed and performance across a range of end markets. The Company’s products include color label printers and consumables sold under the QuickLabel Systems brand, ruggedized printers and networking products for aerospace and defense applications, as well as, test & measurement products sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Forward-Looking Statements
Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s plans, expectations and anticipated financial performance. Forward-looking statements are not statements of historical fact, but rather reflect the Company’s current expectations concerning future events and results. These statements may include the use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond the Company’s control, which may cause its actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and subsequent filings Astro-Med makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRO-MED, INC.
 Consolidated Statements of Income
In Thousands Except for Per Share Data
(Unaudited)

	Three months ended May 2, 2015	Three months ended May 3, 2014
Net Sales	$22,206	$20,774
Cost of Sales	13,176	12,139

Gross Profit	9,030	8,635
	40.7%	41.6%
Operating Expenses:
Selling	4,329	4,374
Research & Development	1,796	1,371
General & Administration	1,457	1,191
	7,582	6,936

Operating Income	1,448	1,699
	6.5%	8.2%

Other Income (Expense), Net	234	(121)

Income Before Taxes	1,682	1,578

Income Tax Provision	471	449

Net Income	$1,211	$1,129

Earnings Per Share – Basic:
Net Income Per Share - Basic	$0.17	$0.15

Earnings Per Share – Diluted:
Net Income Per Share - Diluted	$0.16	$0.14

Weighted Average Number of Common Shares - Basic	7,280	7,601
Weighted Average Number of Common Shares - Diluted	7,454	7,848
Dividends Declared Per Common Share	$0.07	$0.07

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of May 2, 2015	As of January 31, 2015
Cash & Marketable Securities	$24,652	$23,132
Current Assets	$62,364	$61,918
Total Assets	$74,877	$74,330
Current Liabilities	$9,239	$9,569
Shareholders’ Equity	$64,481	$63,511